UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-15324 (Commission File Number)	52-1402131 (IRS Employer Identification No.)

4470 Cox Road

Glen Allen, Virginia 23060

(Address of principal executive offices, including zip code)

(804) 527-1970

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 30, 2014, Star Scientific, Inc. (the “Company”) received a notice from The NASDAQ OMEX Group (“Nasdaq”) indicating that the bid price of the Company’s common stock for the prior 30 consecutive days had closed below the minimum $1.00 per share required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The Notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Global Market. Rather, under Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until October 27, 2014, to regain compliance. The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during this initial 180-day compliance period. If compliance in not achieved by October 27, 2014, Nasdaq will provide written notice to the Company that its securities are subject to delisting.

In the event the Company does not regain compliance by October 27, 2014, the Company may be eligible for additional time if it meets the continued listing requirement for market value of publicly held shares and all other listing standards, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency, by effecting a reverse stock split, if necessary. If the Company is able to meet these requirements, the Nasdaq staff will inform the Company that it has been granted an additional 180 calendar days. If, however the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting.

The Company intends to actively monitor the closing bid price of its common stock. If its common stock does not trade at a level that is likely to regain compliance, the Company’s Board of Directors will consider the options available to achieve compliance.

Delisting could have a material adverse effect on the price of the Company’s common stock, as well as its ability to issue additional securities or secure financing. In the event of delisting, trading of the Company’s common stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which would adversely affect the market liquidity of the common stock and security analysts’ coverage of the Company could be reduced.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2014 (the “Separation Date”), the Company entered into an agreement (the “Separation Agreement”) with Robert E. Pokusa, the Company’s General Counsel and Secretary, in connection with the termination of his employment with the Company as part of the Company’s ongoing transition of its business operations. Under the Separation Agreement, Mr. Pokusa’s Executive Employment Agreement with the Company and his status as a Company employee terminated as of the Separation Date.

Pursuant to the Separation Agreement, the Company and Mr. Pokusa have agreed that Mr. Pokusa will receive salary continuation payments for eighteen (18) months after the Separation Date based on his yearly base compensation of $385,000 immediately prior to the Separation Date, with the first six months of salary continuation payments being paid in cash in accordance with customary payroll practices and the remaining salary continuation payments being paid in four quarterly grants of shares of the Company’s common stock under the Company’s 2008 Incentive Award Plan (with the number of shares granted on each grant date being based on the closing bid price of the Company’s common stock on the first trading day before the grant date). Mr. Pokusa will also receive $74,038 in accrued vacation pay plus reimbursement of incurred corporate expenses. The Separation Agreement provides that Mr. Pokusa’s medical, dental and Company life insurance benefit coverage will continue in effect for eighteen (18) months following the Separation Date, provided that Mr. Pokusa will continue to pay the applicable employee contribution portion for any such coverage as well as any supplemental coverage. Also pursuant to the Separation Agreement, the exercise period for stock options issued to Mr. Pokusa will be extended for a period of three (3) years from the Separation Date.

In connection with the Separation Agreement, Mr. Pokusa delivered a release pursuant to which he released the Company and various related parties from claims arising out of his employment and his separation from employment. He also agreed to the continuation of the confidentiality and non-compete covenants included in his Executive Employment Agreement.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit

Number	Description

10.1	Agreement, dated April 30, 2014, between Star Scientific, Inc. and Robert E. Pokusa.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan Chairman of the Board, President and Chief Executive Officer

Date: May 2, 2014

EXHIBIT INDEX

Exhibit

Number	Description

10.1	Agreement, dated April 30, 2014, between Star Scientific, Inc. and Robert E. Pokusa.